Filed Pursuant to Rule 433
Registration No. 333-233354

Pricing Term Sheet

Senior Fixed-to-Floating Rate Notes due 2026

Issuer:	Mizuho Financial Group, Inc. (the “Issuer”)

Expected Security Ratings:*	A1 (Moody’s) / A- (S&P)

Securities Offered:	Aggregate principal amount of U.S.$750,000,000 2.226% senior fixed-to-floating rate notes due 2026

Issue Price:	100.000%

Maturity Date:	May 25, 2026

Fixed Rate Period:	From and including February 25, 2020 to, but excluding, May 25, 2025

Floating Rate Period:	From and including May 25, 2025 to, but excluding, the Maturity Date

Treasury Benchmark:	5-year U.S. Treasury, 1.375% due January 31, 2025

Treasury Benchmark Price / Yield:	99.28 3/4 / 1.396%

Spread to Treasury Benchmark:	83 basis points

Reoffer Yield:	2.226%

Fixed Rate Coupon:	2.226%, payable semiannually in arrears during the Fixed Rate Period

Floating Rate Coupon:	A per annum rate equal to a benchmark rate, which is initially three-month U.S. Dollar LIBOR, plus 0.83%, payable quarterly in arrears during the Floating Rate Period; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined in the preliminary prospectus supplement) have occurred with respect to three-month U.S. Dollar LIBOR or the then-current benchmark rate, then the benchmark rate shall be the applicable Benchmark Replacement (as defined in the preliminary prospectus supplement) as determined pursuant to the benchmark transition provisions set forth in the preliminary prospectus supplement.

Interest Payment Dates during the Fixed Rate Period:	May 25 and November 25 of each year, starting on November 25, 2020 and ending on May 25, 2025

Interest Payment Dates during the Floating Rate Period:	August 25 and November 25, 2025 and February 25 and May 25, 2026

Day Count:	30/360 during the Fixed Rate Period, ACT/360 during the Floating Rate Period

Ranking:	Direct, unconditional, unsubordinated and unsecured obligations of the Issuer and rank pari passu and without preference among themselves and with all other unsecured obligations, other than subordinated obligations of the Issuer (except for statutorily preferred exceptions) from time to time outstanding.

Trade Date:	February 18, 2020

Settlement Date:	February 25, 2020 (T+5)

Business Days:	New York and Tokyo

Minimum Denomination:	U.S.$200,000 or integral multiples of U.S.$1,000 in excess thereof.

Optional Redemption:	The Issuer may redeem the Notes, at its option, in whole, but not in part, on May 25, 2025, upon not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Listing:	Singapore Exchange Securities Trading Limited

Billing and Delivering:	Mizuho Securities USA LLC

Joint Lead Managers and Joint Bookrunners:	Mizuho Securities USA LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC

Senior Co-Managers:	Citigroup Global Markets Inc. and Natixis Securities Americas LLC

Co-Managers:	Daiwa Capital Markets America Inc., ING Financial Markets LLC, BNP Paribas, BNY Mellon Capital Markets, LLC, CIBC World Markets Corp., Citizens Capital Markets, Inc., Crédit Agricole Corporate and Investment Bank, KKR Capital Markets LLC, Rabo Securities USA, Inc. and TD Securities (USA) LLC

CUSIP:	60687Y BD0

ISIN:	US60687YBD04

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time by the assigning rating agencies.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Mizuho Securities USA LLC, toll free at 1-866-271-7403 or BofA Securities, Inc., at 1-800-294-1322.

Pricing Term Sheet

Senior Fixed-to-Floating Rate Notes due 2031

Issuer:	Mizuho Financial Group, Inc. (the “Issuer”)

Expected Security Ratings:*	A1 (Moody’s) / A- (S&P)

Securities Offered:	Aggregate principal amount of U.S.$500,000,000 2.591% senior fixed-to-floating rate notes due 2031

Issue Price:	100.000%

Maturity Date:	May 25, 2031

Fixed Rate Period:	From and including February 25, 2020 to, but excluding, May 25, 2030

Floating Rate Period:	From and including May 25, 2030 to, but excluding, the Maturity Date

Treasury Benchmark:	10-year U.S. Treasury, 1.500% due February 15, 2030

Treasury Benchmark Price / Yield:	99.14 / 1.561%

Spread to Treasury Benchmark:	103 basis points

Reoffer Yield:	2.591%

Fixed Rate Coupon:	2.591%, payable semiannually in arrears during the Fixed Rate Period

Floating Rate Coupon:	A per annum rate equal to a benchmark rate, which is initially three-month U.S. Dollar LIBOR, plus 1.07%, payable quarterly in arrears during the Floating Rate Period; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined in the preliminary prospectus supplement) have occurred with respect to three-month U.S. Dollar LIBOR or the then-current benchmark rate, then the benchmark rate shall be the applicable Benchmark Replacement (as defined in the preliminary prospectus supplement) as determined pursuant to the benchmark transition provisions set forth in the preliminary prospectus supplement.

Interest Payment Dates during the Fixed Rate Period:	May 25 and November 25 of each year, starting on November 25, 2020 and ending on May 25, 2030

Interest Payment Dates during the Floating Rate Period:	August 25 and November 25, 2030 and February 25 and May 25, 2031

Day Count:	30/360 during the Fixed Rate Period, ACT/360 during the Floating Rate Period

Ranking:	Direct, unconditional, unsubordinated and unsecured obligations of the Issuer and rank pari passu and without preference among themselves and with all other unsecured obligations, other than subordinated obligations of the Issuer (except for statutorily preferred exceptions) from time to time outstanding.

Trade Date:	February 18, 2020

Settlement Date:	February 25, 2020 (T+5)

Business Days:	New York and Tokyo

Minimum Denomination:	U.S.$200,000 or integral multiples of U.S.$1,000 in excess thereof.

Optional Redemption:	The Issuer may redeem the Notes, at its option, in whole, but not in part, on May 25, 2030, upon not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Listing:	Singapore Exchange Securities Trading Limited

Billing and Delivering:	Mizuho Securities USA LLC

Joint Lead Managers and Joint Bookrunners:	Mizuho Securities USA LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC

Senior Co-Managers:	Citigroup Global Markets Inc. and Natixis Securities Americas LLC

Co-Managers:	Daiwa Capital Markets America Inc., ING Financial Markets LLC, BNP Paribas, BNY Mellon Capital Markets, LLC, CIBC World Markets Corp., Citizens Capital Markets, Inc., Crédit Agricole Corporate and Investment Bank, KKR Capital Markets LLC, Rabo Securities USA, Inc. and TD Securities (USA) LLC

CUSIP:	60687Y BE8

ISIN:	US60687YBE86

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time by the assigning rating agencies.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Mizuho Securities USA LLC, toll free at 1-866-271-7403 or BofA Securities, Inc., at 1-800-294-1322.

Pricing Term Sheet

Senior Floating Rate Notes due 2024

Issuer:	Mizuho Financial Group, Inc. (the “Issuer”)

Expected Security Ratings:*	A1 (Moody’s) / A- (S&P)

Securities Offered:	Aggregate principal amount of U.S.$1,100,000,000 senior floating rate notes due 2024

Issue Price:	100.000%

Maturity Date:	May 25, 2024

Interest Rate:	A per annum rate equal to a benchmark rate, which is initially three-month U.S. Dollar LIBOR, plus 0.63%, payable quarterly in arrears; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined in the preliminary prospectus supplement) have occurred with respect to three-month U.S. Dollar LIBOR or the then-current benchmark rate, then the benchmark rate shall be the applicable Benchmark Replacement (as defined in the preliminary prospectus supplement) as determined pursuant to the benchmark transition provisions set forth in the preliminary prospectus supplement.

Interest Payment Dates:	February 25, May 25, August 25 and November 25 of each year, starting on May 25, 2020

Day Count:	ACT/360

Ranking:	Direct, unconditional, unsubordinated and unsecured obligations of the Issuer and rank pari passu and without preference among themselves and with all other unsecured obligations, other than subordinated obligations of the Issuer (except for statutorily preferred exceptions) from time to time outstanding.

Trade Date:	February 18, 2020

Settlement Date:	February 25, 2020 (T+5)

Business Days:	New York and Tokyo

Minimum Denomination:	U.S.$200,000 or integral multiples of U.S.$1,000 in excess thereof.

Optional Redemption:	The Issuer may redeem the Notes, at its option, in whole, but not in part, on May 25, 2023, upon not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Listing:	Singapore Exchange Securities Trading Limited

Billing and Delivering:	Mizuho Securities USA LLC

Joint Lead Managers and Joint Bookrunners:	Mizuho Securities USA LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC

Senior Co-Managers:	Citigroup Global Markets Inc. and Natixis Securities Americas LLC

Co-Managers:	Daiwa Capital Markets America Inc., ING Financial Markets LLC, BNP Paribas, BNY Mellon Capital Markets, LLC, CIBC World Markets Corp., Citizens Capital Markets, Inc., Crédit Agricole Corporate and Investment Bank, KKR Capital Markets LLC, Rabo Securities USA, Inc. and TD Securities (USA) LLC

CUSIP:	60687Y BC2

ISIN:	US60687YBC21

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time by the assigning rating agencies.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Mizuho Securities USA LLC, toll free at 1-866-271-7403 or BofA Securities, Inc., at 1-800-294-1322.